Delisting Amendment, The Nasdaq Stock Market LLC,
April 9, 2025, Minim, Inc.
The Nasdaq Stock Market LLC (the Exchange) will not be delisting the common stock of Minim, Inc. (the Company).
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b)(1).
The Company was notified of the Staff determination on June 26, 2024. On June 29, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) under Listing Rule 5815.
Pursuant to Listing Rule 5815(a)(5), the Company was required to provide a Written Submission to the Panel no later than July 12, 2024. The Hearings Department did not receive the Written Submission on July 12th and therefore, closed the matter without further consideration.
As a result, the securities of the Company were suspended on July 24, 2024.On August 20, 2024, the Company was granted a temporary restraining order (TRO) by the Supreme Court of the State of New York, Kings County temporarily prohibiting the
Exchange from delisting the common stock of the Company. That TRO continued until, on October 18,
2024, the Court denied the request by the Company for a preliminary injunction enjoining the Exchange from taking further action to delist the Company.
The Company subsequently discontinued this case against the Exchange. On October 24, 2024, the Exchange filed a
Form 25 pursuant to Nasdaq Rule 5830.
On October 25, 2024, the Company filed an application for review with the U.S. Securities and Exchange Commission (Commission) seeking a stay of delisting. On February 25, 2025, the Commission granted the Company request for a stay and set a briefing schedule.
On March 11, 2025, the Company and the Exchange moved to extend the briefing schedule to pursue settlement discussions. Following settlement discussions, the Company and the Exchange agreed to allow the Company to appear before a Hearings Panel on May 13, 2025, to address the existing continued listing deficiencies, pursuant to the provisions of Listing Rule 5815.